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                                                                     EXHIBIT 2.1



                            AMENDMENT NO. 2  TO THE
               AGREEMENT AND PLAN OF MERGER AND RECAPITALIZATION
               -------------------------------------------------


          Amendment No. 2, dated as of October 12, 1999 (the "Amendment"), to the Agreement and Plan of Merger and Recapitalization, dated as of June 24, 1999, as amended by Amendment No. 1 thereto, dated as of September 3, 1999 (as amended thereby and hereby, the "Merger Agreement"), by and between RSJ Acquisition Co., a Delaware corporation ("Merger Co."), and Citation Corporation, a Delaware corporation (the "Company").

          WHEREAS, Merger Co. and the Company have heretofore entered into the Merger Agreement; and

          WHEREAS, Merger Co. and the Company have agreed to further amend certain provisions of the Merger Agreement.

          NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Merger Co. and the Company do hereby agree as follows:

          1.   Definitions.  Unless otherwise defined herein, capitalized terms
               -----------
that are defined in the Merger Agreement and used herein shall have the respective meanings set forth in the Merger Agreement.

          2.   Amendment to Third Recital.  The third Recital of the Merger
               --------------------------
Agreement is hereby amended and restated to read in its entirety as follows:

          "WHEREAS, Kelso & Company, L.P. ("Kelso & Company"), an affiliate of Merger Co., has on the date of this Amendment, delivered a letter to the Company (the "Equity Commitment Letter"), which Equity Commitment Letter confirms Kelso & Company's commitment, as set forth therein, to contribute or cause to be contributed to Merger Co. the equity financing required for the consummation of the Merger; and"

          3.   Amendment to Section 2.01(b)(ii).  Section 2.01(b)(ii) of the
               --------------------------------
Merger Agreement is hereby amended and restated to read in its entirety as follows:

          "(ii) for each such share of Company Common Stock (other than Electing Shares), the right to receive $17.00 in cash (the "Cash Election Price")."

          4.   Amendment to Section 2.01(d).  Section 2.01(d) of the Merger
               ----------------------------
Agreement is hereby amended and restated to read in its entirety as follows:
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          "(d)  Each issued and outstanding share of capital stock of Merger Co.
     shall be converted into and become such number of fully paid and non-assessable Non-Cash Election Shares as is equal to (i) 14,117,647 divided by (ii) the aggregate number of shares of capital stock of Merger Co.
     issued and outstanding immediately prior to the Effective Time."

          5.   Amendment to Section 2.02(c).  Section 2.02(c) of the Merger
               ----------------------------
Agreement is hereby amended and restated to read in its entirety as follows:

          "(c) Merger Co. shall, subject to applicable requirements of the United States federal securities laws, prepare a form of election (the "Form of Election") which Form of Election shall be subject to the approval of the Company (which approval shall not be unreasonably withheld or delayed) to be mailed by the Company with the amended Proxy Statement (as described in Section 5.01(c) hereof) to the record holders of Company Common Stock as of the record date for the Company Stockholders Meeting (as defined below), which Form of Election shall be used by each record holder of shares of Company Common Stock who wishes to elect to receive Non-Cash Election Shares for any or all shares of Company Common Stock held by such holder, subject to the provisions of Section 2.03. The Company shall use its reasonable best efforts to make the Form of Election and the Proxy Statement available to all persons who become holders of Company Common Stock during the period between such record date and the Election Date referred to below. Any such holder's election to receive Non-Cash Election Shares shall have been properly made only if the Exchange Agent shall have received at its designated office, by 5:00 p.m., New York City time, on the business day that is five business days prior to the date of the reconvened Company Stockholders Meeting at which a vote on the adoption of this Agreement by the stockholders of the Company is taken (the "Election Date"), a Form of Election properly completed and signed and accompanied by Certificates representing the shares of Company Common Stock to which such Form of Election relates, duly endorsed in blank or otherwise in form acceptable for transfer on the books of the Company (or by an appropriate guarantee of delivery of such Certificates as set forth in such Form of Election from a firm which is an "eligible guarantor institution" (as defined in Rule 17Ad-15 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")); provided that such Certificates are in fact delivered to the Exchange Agent within seven business days after the date of execution of such guarantee of delivery).

          6.   Amendment to Section 2.03(a).  Section 2.03(a) of the Merger
               ----------------------------
Agreement is hereby amended and restated to read in its entirety as follows:

          "(a) Notwithstanding anything in this Agreement to the contrary, the aggregate number of shares of Company Common Stock to be converted into the right to retain Non-Cash Election Shares at the Effective Time (the "Non-Cash Election Number") shall be 1,062,619."

          7.   Amendment to Section 3.01(q).  Section 3.01(q) of the Merger
               ----------------------------
Agreement is hereby amended and restated to read in its entirety as follows:

          "(q) Opinion of Financial Advisor.  The Company has received an
     opinion   of Bear, Stearns & Co. Inc., dated as of the date of this
     Amendment, that the Merger Consideration, after giving effect to Amendment No. 2 to the Agreement and Plan of Merger and Recapitalization, is fair, from a financial point of view, to the holders of shares of the Company Common Stock, a complete and correct copy of which opinion has been, or promptly upon receipt thereof will be, delivered to Merger Co. The Company has been authorized by Bear, Stearns & Co., Inc. to permit the inclusion of such opinion in its entirety in the Proxy Statement."

          8.   Amendment to Section 3.02(e).  Section 3.02(e) of the Merger
               ----------------------------
Agreement is hereby amended and restated to read in its entirety as follows:

          "(e) Financing. Merger Co. has previously delivered to the Company the following: (a) a fully executed commitment letter (the "Senior Debt Letter") from the Chase Manhattan Bank, DLJ Capital Funding, Inc. and First Union National Bank (collectively, the "Banks") and accepted by Kelso & Company and the Company providing the detailed terms and conditions upon which the Banks have committed to provide the entire senior debt and revolving credit portion of the financing required in connection with the Merger, (b) a fully executed commitment letter (the "Subordinated Debt Letter") issued by DLJ Bridge Finance, Inc., Donaldson, Lufkin & Jenrette Securities Corporation, The Chase Manhattan Bank, Chase Securities Inc. and First Union National Bank (collectively, the "Bridge Lenders") and accepted by Kelso & Company and the Company, providing the detailed terms and conditions upon which the Bridge Lenders have committed to provide and place the subordinated debt portion of the financing required in connection with the Merger and (c) the executed Equity Commitment Letter (together with the Senior Debt Letter and the Subordinated Debt Letter, the "Financing Letters). Each of the Financing Letters is in full force and effect on the date of this Amendment hereto and has not been amended or modified, and there is no breach or default existing (or which with notice or lapse of time or otherwise may exist) thereunder. The aggregate proceeds of the financing completed by the Financing Letters are sufficient to pay the cash portion of the Merger Consideration, to repay the existing indebtedness of the Company and its subsidiaries (excluding any indebtedness the parties hereto agree shall not be repaid) and to pay all fees and expenses to be paid by Merger Co. related to the transactions contemplated by this Agreement."

          9.   Amendment to Section 5.01.  Section 5.01 of the Merger Agreement
               -------------------------
is hereby amended by adding the following to the end thereof:

          "(c) The Company shall promptly prepare and file (i) a post-effective
                                                            -
     amendment to its registration statement on Form S-4, such amendment to include an amended S-4 and an amended Proxy Statement with respect to the matters that are the subject of this Agreement and (ii) a registration
                                                         --
     statement on Form S-4 relating to the number of Non-Cash Election Shares in excess of the Non-Cash Election Shares which have previously been registered under an effective registration statement as of the date of this Amendment (collectively, the "SEC Amendments"). Merger Co.'s and the Company's respective rights and obligations contained in this Agreement with respect to the Proxy Statement and the Form S-4 shall be applicable to the SEC Amendments mutatis mutandis."

          10.  Amendment to Section 7.01(b)(i).  Section 7.01(b)(i) of the
               -------------------------------
Merger Agreement is hereby amended and restated to read in its entirety as follows:

          "(i) if the Merger shall not have been consummated by December 31, 1999; provided that such date shall be extended until January 31, 2000 if the SEC Amendments are not declared effective on or prior to November 15, 1999; provided further, however, that the right to terminate this Agreement pursuant to this Section 7.01(b)(i) shall not be available to any party whose failure to perform any of its obligations under this Agreement results in the failure of the Merger to be consummated by such time;"

          11. Authorization, etc., of this Amendment.   The Company represents
              --------------------------------------
and warrants to the following matters set forth in this Paragraph 11. The Company has all requisite corporate power and authority to enter into this Amendment, and, subject to receipt of Company Stockholder Approval, to consummate the transactions contemplated by this Amendment. The execution and delivery of this Amendment by the Company, and the consummation of the transactions contemplated by this Amendment, have been duly authorized by all necessary corporate action on the part of the Company, subject, in the case of the Merger, to receipt of the Company Stockholder Approval. This Amendment has been duly executed and delivered by the Company, and, assuming the due execution and delivery of this Amendment by Merger Co., constitutes a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, subject to (i) applicable bankruptcy, insolvency, fraudulent transfer and conveyance, moratorium, reorganization, receivership and similar laws relating to or affecting the enforcement of the rights and remedies of creditors generally, (ii) principles of equity (regardless of whether considered and applied in a proceeding in equity or at law) and (iii) the discretion of the court before which any proceeding in respect of this Amendment or the transactions contemplated hereby may be brought.

          12.  Authorization, etc., of this Amendment.     Merger Co. represents
               --------------------------------------
and warrants to the following matters set forth in this Paragraph 12. Merger Co. has all requisite corporate power and authority to enter into this Amendment, to consummate the transactions contemplated by this Amendment. The execution and delivery of this Amendment by Merger Co., and the consummation of the transactions contemplated by this Amendment, have been duly authorized by all necessary corporate action on the part of Merger Co. This Amendment has been duly executed and delivered by Merger Co., and, assuming the due execution and delivery of this Amendment by the Company, constitutes a legal, valid and binding obligation of Merger Co., enforceable against it in accordance with its terms, subject to (i) applicable bankruptcy, insolvency, fraudulent transfer and conveyance, moratorium, reorganization, receivership and similar laws relating to or affecting the enforcement of the rights and remedies of creditors generally, (ii) principles of equity (regardless of whether considered and applied in a proceeding in equity or at law) and (iii) the discretion of the court before which any proceeding in respect of this Amendment or the transactions contemplated hereby may be brought.

          13.  References.  Each reference in the Merger Agreement to "this
               ----------
Agreement", "hereof", "hereunder" or words of like import referring to the Merger Agreement shall mean and be a reference to the Merger Agreement, as amended by this Amendment. This Amendment shall not constitute an amendment or waiver of any provision of the Merger Agreement not expressly referred to herein and shall not be construed as an amendment, waiver or consent to any action that would require an amendment, waiver or consent except as expressly stated herein.

          14.  Full Force and Effect.  The Merger Agreement, as amended by this
               ---------------------
Amendment, is and shall continue to be in full force and effect and is in all respects ratified and confirmed hereby.

          15.  Counterparts.  This Amendment may be executed in any number of
               ------------
counterparts each of which shall be an original and all of which taken together shall constitute one and the same Amendment.

          16.  Governing Law.  This Amendment shall be governed by, and
               -------------
construed in accordance with the laws of the State of Delaware, without regard to laws that might otherwise govern under applicable principles of conflicts of law.
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          IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.


                              CITATION CORPORATION


                              By: /s/ Stanley B. Atkins
                                 ------------------------------------
                                 Name: Stanley B. Atkins
                                 Title: Vice President and Secretary

                              RSJ ACQUISITION CO.



                              By: /s/ James J. Connors, II
                                 ----------------------------------
                                 Name: James J. Connors, II
                                 Title: Vice President